Exhibit 3

IR/CONSULTING AGREEMENT

THIS AGREEMENT (“the agreement”), is made and entered into as of the 22nd   day of, April 2019, by Resources Unlimited NW LLC, hereinafter (“RU”), maintaining their principal office at 1905 S. Audubon Ct. Spokane WA 99224, and BioxyTran Inc. hereinafter (“BIXT,” or “Company”) maintaining its principal offices at 233 Needham Street Suite 300, Newton, MA 02464.  BIXT and RU each a “Party” and together the “Parties.”

WHEREAS, RU is engaged in the business of providing services for management consulting, business advisory, and public/investor relations and has knowledge, expertise and personnel to render the requisite services to BIXT referred to as the Company; and

WHEREAS, the Company is desirous of retaining RU for the purpose of obtaining these services so as to better, more fully and more effectively deal with the financial services community on a non-exclusive basis.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, it is agreed as follows:

NATURE OF SERVICES TO BE RENDERED

During the term of this Agreement, RU shall use its best efforts to provide BIXT market insight guidance and will assist in developing corporate strategies and potential joint venture relationships for the Company to evaluate. The goal is to evaluate the company’s recently announced applications aimed at helping individuals take control of their health along with making better lifestyle choices.

RU shall answer the phones: Handle shareholder calls and e-mails, effectively communicating the strategic value of corporate actions and accomplishments. Acting as a filter to allow management to focus on business.

RU shall bridge investors with management: We serve as a conduit between your company and the investment community, providing feedback in both directions. Advise management on major issues impacting valuation.

RU shall conduct DTC analysis: We will analyze and monitor which brokerage houses are active buyers or seller of the security.

RU shall create marketing materials: Prepare targeted materials for the media and potential investors. Assist in continuous communications that emphasize the key strengths and competitive advantages of the Company’s management and business plan. Assist in the development of strategic investor communications to create shareholder value. Assist in defining and executing these strategies. This includes slide decks, power point presentations and shareholder newsletters.

RU shall assist in the writing of company press: Assist with the preparation and release of your company’s news releases. (company must have credit card on file with news media outlet, RU is NOT responsible for the distribution costs and release of press releases)

RU shall also include the development, implementation, and maintenance of a sound financial advisory strategy which includes:

❖	Develop an in-depth familiarization with the Company’s business objectives and bring to the Company thereof, when known to bring to the Company’s attention potential or actual opportunities, which meet those objectives or logical extensions thereof, when known.

❖	Comment on the Company’s corporate development including such factors as position in competitive environment, financial performances vs. competition, strategies, and operational viability.

❖	Evaluate potential joint venture or merger candidates, along with seeking potential spokesperson(s) for the company.

RU shall aid in both brand and web development for the companies online intellectual properties.

TERM AND TERMINATION

This Agreement shall be for a period of 6 (six) months commencing April 22, 2019 through October 22, 2019 unless earlier terminated as provided herein (the “Termination Date”).

COMPENSATION FOR SERVICES

The following represents the compensation to be received by RU in connection with rendering the services hereunder:

The Company agrees to pay RU, or its IR firm, the amount of $2,000 (USD) monthly, the first payment due upon the execution of this Agreement and thereafter, on the 15th of each succeeding month until Termination Date. Either Party may terminate this Agreement by providing written notice to the other Party no less than 30 days prior to date of termination set forth therein.

The Company also agrees to issue to RU up to 300,000 shares (50,000/month x 6 months) of the Company’s common stock, par value, $.001 per share (the “Shares”) at the completion of the 6- month term or, if terminated prior to the end of the 6 month term as provided herein, prorated to such earlier Termination Date after giving effect to any reduction of Shares set forth in the next sentence. At the sole option of the Company, the Company may elect to pay RU $7,500 in lieu of the $2,000 cash payment and 50,000 share payment in such month and the Company shall deduct such shares from the Shares due RU on the Termination Date. The certificates representing such Common Stock shall be marked with a legend restricting their transfer unless qualified for resale under Rule 144 (“Rule 144”) as promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), registered for resale or pursuant to Section 4(a)(2) of the Securities Act. For so long as the Company is current in its filings, the Company shall use its reasonable commercial efforts to promptly instruct its transfer agent to remove the legend from the certificates representing the Shares upon receipt of an opinion of counsel that such Shares may be qualified for re-sale under Rule 144.

RU may be entitled to additional bonuses based on performance actions not represent within this Agreement.

TREATMENT OF CONFIDENTIAL INFORMATION

RU shall NOT disclose to any third party any material non-public information or data received from the Company without authorization from one of the Company’s officers or directors.  RU will limit disclosure to its agents or representatives that have a need to know in connection with the services hereunder.

REPRESENTATIONS, WARRANTIES AND COVENANTS

The Company acknowledges that RU is in the business of providing consulting services to other businesses and entities.  RU reserves the right to perform similar services for others, as well as engage in other business activities.

The Company represents and warrants that the Shares, when issued in conformance with this Agreement shall be duly authorized, validly issued and fully paid for and non-assessable.

RU represents and warrants that it is an “Accredited Investor” as such term is defined in Rule 501 of Regulation D promulgated by the SEC and is acquiring the Shares without a view to distribution thereof.

RU agrees that it shall not sell in any one trading day more than 5% of the volume weighted average number of shares of the Company’s Common Stock on its principal trading market as measured over 10 days prior to such sale.  Should the Company’s underwrites or placement agents request that RU enter into a market standoff agreement, RU shall enter into such agreement; provided that its terms shall be on substantially the same or better terms than requested from other stockholders of the Company.  Upon request of the Company, RU agrees to provide Company with such information as reasonably required to permit Company to determine if RU is in compliance with this covenant.

INDEMNIFICATION OF CONSULTANT BY COMPANY

The Company acknowledges that RU, in performance of its duties, will be required to rely upon the accuracy and completeness of information supplied to it by the Company’s officers, directors, agents, and/or employees. The Company agrees to indemnify, hold harmless and defend RU, from any proceedings, inquiries, or legal action whether administrative, governmental, or private which arises out of or is due to the incompleteness of any promotional material or other information including but not limited to financial information supplied by the Company to RU.

RU agrees that all services shall be performed in accordance with all applicable laws, rules, and regulations.

The Company acknowledges that RU is acting as an independent contractor and not as an employee of the Company. As such, neither party has the authority to bind the other, nor make any unauthorized representation on behalf of the other.

The Company acknowledges that RU shall not be held accountable for the actions of other parties the Company engages to provide consulting services to the Company throughout the duration of this agreement.

The Company shall not be responsible for any workers compensation or any health or accident insurance for RU or Investor Relations firm’s employees.  Company shall not be responsible for paying any contributions to social security unemployment insurance, Federal or State withholding taxes, nor provide any contributions or benefits, which might be customary in an employer-employee relationship.

NOTICES

Any notices given by either party to the other hereunder shall be sufficient if in writing and sent by registered or certified mail, return receipt requested, or overnight mail by a nationally recognized courier addressed to such party at the address specified on the first page of this Agreement or such other address as either party may have given to the other in writing.  Notice shall be deemed delivered 5 days after the date stamped by the U.S. Postal Officer or on the date of delivery by overnight mail.

ENTIRE AGREEMENT

This Agreement contains the entire agreement and understanding between the parties and supersedes all prior negotiations, agreements and discussions concerning the subject matter hereof.

MODIFICATION AND WAIVER

This Agreement may not be altered or modified except by writing signed by each of the respective parties hereof.  No breach or violation of this Agreement shall be waived except in writing executed by the party granting such waiver.

LAW TO GOVERN

This Agreement shall be construed according to the laws of the State of Nevada. In the event of a dispute the parties agree to binding arbitration by JAMS/Enddispute with one arbitrator reasonably acceptable to both parties hereto.

NO PARTNERSHIP OR AGENCY

The Parties have not created a partnership and nothing contained in this Agreement shall in any manner whatsoever constitute any Party the partner, agent or legal representative of the other Party, nor create any fiduciary relationship between them for any purpose whatsoever.  No Party shall have any authority to act for, or to assume any obligations or responsibility on behalf of, the other Party except as may be, from time to time, agreed upon in writing between the Parties or as otherwise expressly provided.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this agreement, effective as of the date set forth above.

By:
Resources Unlimited NW LLC.
Michael Sheikh – Managing Director

By:
BioxyTran Inc.
David Platt – Chief Executive Officer